Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Nauticus Robotics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	(1)	(1)	(1)
	Equity	Preferred Stock, $0.0001 par value per share	457(o)	(1)	(1)	(1)
	Equity	Depositary Shares	457(o)	(1)	(1)	(1)
	Equity	Warrants	457(o)	(1)	(1)	(1)
	Equity	Rights	457(o)	(1)	(1)	(1)
	Equity	Units	457(o)	(1)	(1)	(1)
	Unallocated (Universal) Shelf		457(o)	(1)	(1)	$30,000,000	.00014760	$4,428	(2)
	Total Offering Amounts					$30,000,000
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$4,428

(1)	Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate amount of depositary shares, such indeterminate number of warrants to purchase common stock or preferred stock, such indeterminate number of rights to purchase common stock, preferred stock, or warrants, and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $30,000,000. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants, or pursuant to the anti-dilution provisions of any of such securities. In addition, pursuant to Rule 416 of the rules and regulations under the Securities Act, the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	Calculated in accordance with Rule 457(o) under the Securities Act.